EXHIBIT 99.1

5-YEAR FINANCIAL HIGHLIGHTS

8

2002 ANNUAL REPORT

Revenues
(Dollars in millions)

$1,100
$1,000
$900
$800
$700
$600
$626
$763
$866
$936
$1,008
'98
'99
'00
'01
'02

Operating Income*
(Dollars in millions)

$175
$150
$125
$100
$75
$102
$128
$149
$157
$164
'98
'99
'00
'01
'02

EBITDA*
(Dollars in millions)

$225
$200
$175
$150
$125
$100
$125
$157
$183
$194
$203
'98
'99
'00
'01
'02

*	Actual operating income, as presented in the selected financial data included elsewhere in this annual report, is adjusted in 2002 to exclude severance and other charges of $12.2 million and in years prior to 2002 to reflect non-GAAP adjustments for estimated additional operating expense that would have been incurred prior to the spin-off had the Company been operating as a stand-alone public entity ($3.2 million in 2001 and $6.5 million in 2000, 1999 and 1998) and the elimination of goodwill amortization expense had SFAS No. 142 been effective January 1, 1998 ($8.6 million in 2001, $8.0 million in 2000, $7.0 million in 1999 and $4.8 million in 1998). EBITDA adds back depreciation and amortization to these operating income amounts.

FINANCIAL SECTION

10

2002 ANNUAL REPORT

Selected Financial Data (In thousands, except per share amounts)

Year Ended December 31,	2002 (1)	2001	2000	1999	1998
Revenues (2)	**$1,007,968**	$935,971	$865,907	$763,297	$625,777
Operating expenses (2)	**856,019**	784,552	718,748	635,812	522,486
Operating income	**151,949**	151,419	147,159	127,485	103,291
Other income (expense), net	**1,119**	78	1,309	2,311	(383)
Interest expense	**(7,120)**	(7,200)	(1,301)	(901)	(533)
Income before income taxes and minority interests	**145,948**	144,297	147,167	128,895	102,375
Provision for income taxes	**(55,964)**	(56,276)	(57,609)	(54,272)	(40,505)
Minority interests in earnings, net of tax	**—**	(945)	(1,096)	6	(780)
Net income	**$ 89,984**	$ 87,076	$ 88,462	$ 74,629	$ 61,090
Basic earnings per share (3)	**$ 1.32**	$ 1.27	$ 1.32	$ 1.09	$ 0.86
Diluted earnings per share (4)	**$ 1.30**	$ 1.26	$ 1.30	$ 1.07	$ 0.85
Total assets (5)	**$ 702,141**	$736,203	$523,049	$516,567	$508,456
Long-term debt	**$ 214,200**	$230,000	$ —	$ —	$ —
Total shareholders' equity	**$ 198,443**	$211,865	$323,618	$271,490	$348,793

(1) The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, which ceases the amortization of goodwill.

(2) Reimbursements received for out-of-pocket expenses for years prior to 2002 have been reclassified from operating expenses to revenues as required by the adoption of EITF No. 01-14 as further described in Note 2 to the consolidated financial statements.

(3) Prior to the spin-off from Equifax, basic weighted average shares outstanding is computed by applying the distribution ratio of one share of Certegy common stock for every two shares of Equifax common stock held to the historical Equifax weighted average shares outstanding for the same periods presented.

(4) Prior to the spin-off from Equifax, diluted weighted average shares outstanding is estimated based on the dilutive effect of stock options calculated in the third quarter of 2001.

(5) Assets for years prior to 2002 have been reclassified for the change in balance sheet classification of check claims payable and recoverable as further described in Note 2 to the consolidated financial statements. Additionally, the 1998 total assets amount was derived from unaudited consolidated financial statements that were prepared by management.